Exhibit 11

                      Hometown Bancorporation, Inc.
                  Earnings Per Share Earnings Per Share
              (thousands of dollars, except per share data)

 YEAR ENDED DECEMBER 31,                          1995           1994           1993
  Earnings per share:

  Shares used in computing earnings per
  share:
     Weighted average number of shares
       outstanding                            1,684,753      1,673,036      1,650,236
     Incremental shares attributed to
       outstanding options                      105,370        110,250        111,997
     Weighted average number of shares
       respurchased                             (37,600)       (32,298)       (54,026)
                                             ----------     ----------     ----------
                                              1,752,523      1,750,988      1,708,207
                                              =========      =========      =========
  Earnings:
    Net Income                                   $1,309         $1,049         $2,364
                                                  =====          =====          =====
-------------------------------------------------------------------------------------
  Earnings per common and common
    equivalent share                             $0.75          $0.60           $1.38
                                                  ====           ====           =====